AMENDMENT TO THE
PROFESSIONALLY MANAGED PORTFOLIOS
FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated as of the 15th day of May, 2013, to the Fund Administration Servicing Agreement, dated as of June 22, 2006, as amended (the “Fund Administration Agreement”), is entered into by and between Professionally Managed Portfolios, a Massachusetts business trust (the “Trust”) on behalf of its separate series, the Villere Funds and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into a Fund Administration Agreement; and

WHEREAS, the parties desire to amend a series of the Trust to add the Villere Equity Fund and amend the fees; and

WHEREAS, Section 10 of the Fund Administration Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit N to the Fund Administration Agreement is hereby superseded and replaced with Amended Exhibit N attached hereto.

Except to the extent amended hereby, the Fund Administration Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PROFESSIONALLY MANAGED PORTFOLIOS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Elaine E. Richards	By: /s/ Michael R. McVoy

Name: Elaine E. Richards	Name:Michael R. McVoy

Title: President	Title: Executive Vice President

Amended Exhibit N
to the PMP Fund Administration Servicing Agreement

Name of Series	Date Added
Villere Balanced Fund
Villere Equity Fund	On or after May 31, 2013

FUND ADMINISTRATION & COMPLIANCE SERVICES ANNUAL FEE SCHEDULE at May, 2013

Domestic Funds

Annual fee based upon assets per fund*
♦  [ ] basis points on the first $[ ] million
♦  [ ] basis points on the balance
♦  Minimum annual fee:  $[ ] per fund

Multiple Classes
Additional $[ ] per year per class-waived

Chief Compliance Officer Annual Fees (Per Advisor Relationship/Fund)*
♦  $[ ] per fund (subject to change based on Board review and approval)

Fees are billed monthly

* Subject to CPI increase.

Extraordinary Services
Quoted separately based upon requirements

Includes monthly fund performance reporting.  Daily performance reporting additional.

Plus out-of-pocket expenses, including but not limited to:
♦  Postage, Stationery
♦  Programming, Special Reports
♦  Daily Compliance Testing Systems Expense
♦  Proxies, Insurance
♦  EDGAR filing
♦  Retention of records
♦  Federal and state regulatory filing fees
♦  Certain insurance premiums
♦  Expenses from board of directors meetings
♦  SEC 15c Reporting
♦  Auditing and legal expenses
♦  Blue Sky conversion expenses (if necessary)
♦  All other out-of-pocket expenses

Advisor’s Signature below acknowledges approval of the fee schedule on this Amended Exhibit N.

ST. DENIS J. VILLERE & CO., LLC

Name: /s/ George V. Young

Title: ___________________________

Date:___________________________